FORM 8-K



               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549



                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                Date of Report (Date of Earliest
                 Event Reported):  March 4, 1994




                       GIBSON GREETINGS, INC.
     (Exact name of registrant as specified in its charter)

  Delaware                 2-82990               52-1242761
(State or other            (Commission           (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)



            2100 Section Road, Cincinnati, Ohio  45237
            (Address of principal executive offices)




Registrant's telephone number, including area code:(513)841-6600

            INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6 and 8 are not applicable and are omitted from this report.

Item 5.   Other Events

          The press release of Gibson Greetings, Inc., dated
March 4, 1994, is filed as an exhibit to and incorporated by reference in this Current Report on Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements of Business Acquired.

     Not Applicable.

(b)  Pro Forma Financial Information.

     Not Applicable.

(c)  Exhibits

     Number         Description

       1            Press Release dated March 4, 1994

                            SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 4, 1994          GIBSON GREETINGS, INC.



                              By /s/ William L. Flaherty
                                William L. Flaherty
                                Vice President - Finance

                                                        Exhibit 1

                                                             NEWS
Gibson                                                    RELEASE
Gibson Greetings, Inc.  2100 Section Road Cincinnati OH 45237

CONTACT:  William L. Flaherty                       RELEASE DATE:
          Vice President - Finance                  March 4, 1994
          Chief Financial Officer
          (513) 841-6675


    INTEREST RATE SWAPS AT GIBSON GREETINGS, INC. RESULTED IN
           $3 MILLION REALIZED LOSS AND $14.5 MILLION
                   ADDITIONAL MARKET EXPOSURE


     Gibson Greetings, Inc. announced today that as a result of unauthorized transactions in connection with the Company's program of interest rate swaps which had been entered into for the purpose of hedging its debt in a falling interest rate environment, the Company has incurred a realized loss of $3 million. The Company has entered into new swap agreements which cap its exposure at an additional $24.5 million in place of the open exposure under the prior swaps. The realized loss of $3 million is being offset against a deferred realized gain of $2 million from earlier swaps. The new swaps mature in June and August 1995 and have a current market exposure of approximately $14.5 million in addition to the realized loss. The swaps may be liquidated at any time prior to maturity and the Company will continue to review the desirability of liquidating them on an ongoing basis. The Company has conducted an internal investigation and believes it has addressed all exposures resulting from the prior transactions. In addition, the Company has asked outside counsel to conduct a thorough investigation.
                               END